Exhibit 99.1

SunCoke Energy, Inc. and SunCoke Energy Partners, L.P. Issue Statement on Proposed New IRS Regulations and Submit Comment Letter

LISLE, Ill.—(BUSINESS WIRE)—June 16, 2015—SunCoke Energy, Inc. (NYSE:SXC) and SunCoke Energy Partners, L.P. (NYSE:SXCP) today submitted a joint comment letter with the U.S. Department of the Treasury and the Internal Revenue Service (collectively, the “Treasury”) regarding proposed regulations recently issued by Treasury addressing what activities of publicly traded partnerships generate “qualifying income” within the meaning of section 7704(d)(1)(E) of the Internal Revenue Code. Under current law, at least 90 percent of the income of a publicly traded partnership such as SunCoke Energy Partners must be qualifying income if it is not to be treated as a corporation for U.S. federal tax purposes. SunCoke is seeking clarification regarding the treatment of the coking of coal as a qualifying activity that produces qualifying income.

Although we are seeking clarification of the proposed regulations, we believe that the proposed regulations as currently drafted support the position that the coking of coal is a qualifying activity. For example, under the proposed regulations an activity that meets the definition of “refining” in section 1.613-4(g)(6)(iii) of the percentage depletion regulations is a qualifying activity. That regulation defines refining as an activity that eliminates impurities or foreign matter from smelted or partially processed metallic and non-metallic ores and minerals. Under this language, smelting is a qualifying activity. Coking of coal does not involve different kinds of physical or chemical changes from smelting. Like smelting and refining, coking of coal drives off impurities resulting in a purer carbon product. In addition, the proposed regulations treat the production of petroleum coke from the heavy fractions of the crude oil fractionation process as a qualifying activity. This process also uses heat to chemically change the feedstock to a purer carbon product.

In the event that a publicly traded partnership is impacted by the final regulations, the proposed regulations provide for a 10-year grandfathering period. In order to be grandfathered, a partnership either must have received a private letter ruling or be engaged in the activity based on a reasonable interpretation of the statute and its legislative history. We believe that the receipt of the opinion of our counsel, Vinson & Elkins LLP, that our coking operations generate qualifying income provides that reasonable interpretation.

We believe that section 7704(d)(1)(E) and its legislative history fully support the position that coking of coal generates qualifying income and that any final regulations will clarify the coking of coal is a qualifying activity.

We suggest that investors and other interested parties read our comment letter to the proposed regulations for a more complete discussion of why we believe it is very clear that coking of coal generates qualifying income under the statute and its legislative history. We have included that letter, as well as information on the comment process and the mechanics of filing comments, on SXCP’s website at http://www.sxcpartners.com/ as well as SXC’s website at http://www.suncoke.com/.